UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

POSHMARK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed by table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	What was announced today?

Today, we announced that Poshmark, Inc. (“POSH”) has entered into a definitive agreement under which Naver will acquire all of the issued and outstanding shares of Poshmark for $17.90 in cash, representing an equity value of approximately $1.6 billion and an enterprise value of approximately $1.2 billion. This represents a premium of 15% to Poshmark’s closing stock price as of October 3, 2022, a 34% premium to the 30-day volume weighted average price, and 48% premium to the 90-day volume weighted average price of Poshmark’s shares.

We entered into this agreement because we believe that in partnership with NAVER, we can execute our vision and ambition faster. NAVER’s expertise, technology and market position has the potential to accelerate our key strategic growth areas which include Posh Shows and global expansion.

At the close of the transaction, Poshmark will become a standalone US-based subsidiary of NAVER and will no longer trade on the public market. As a private company, we will be able to put our full attention on serving our community and building value for the business over the long-term. In addition, we will have the flexibility to execute on strategic bets that require longer term time horizons to translate into revenue and earnings growth.

Our commitment to our community and our team to grow and make Poshmark the best place for buying and selling fashion remains the same. We will continue to operate as we always have, with no change to our day-to-day work and operations. We will maintain our existing brand, community, employee base, and headquarters in Redwood City, California. We will continue to lead with love, focus on people, grow together and embrace our weirdness.

2.	Is this good for Poshmark?

This is a very positive development, which we believe will put Poshmark in a better position to accelerate growth, scale internationally, and invest in our long-term growth strategies while creating new opportunities for our business, our community, and Team Posh.

Poshmark’s mission and values remain unchanged, and we will continue to focus on executing our strategies and serving our community. NAVER is a recognized pioneer and innovator, and we expect to benefit from their leadership and capabilities across technology, search, ecommerce, and so much more.

3.	We went public last year. Why did you decide to sell the company? Why now?

This is a very positive development, which will put Poshmark in a better position to accelerate its growth and invest in the appropriate strategies for the long term.

While becoming a private company is a change, we believe it is the right and best choice for Poshmark. Partnering with a global company like NAVER as a private company gives us greater scale, flexibility, and the ability to invest more in the high-growth components of our business for the long term, outside of the scrutiny of the public markets.

Poshmark’s Board of Directors did not come to this decision lightly and determined that this agreement is in the best interests of the Company for the reasons discussed above.

4.	Who is NAVER? And why are they the best strategic partner for us?

Founded in 1999, NAVER is Korea’s largest internet company and a top 50 global technology company by market capitalization. NAVER operates Korea’s No.1 search engine and largest e-commerce platform, and is a leading provider of fintech services, digital content and cloud services to a global community. NAVER cultivates a culture of ‘Founder-type leaders’ who continue to launch innovative mobile applications, including LINE (Japan’s No.1 messaging app), Zepeto and Webtoons.

NAVER is the best strategic partner for Poshmark, because we share so much in common – from our similar values and commitments to community building to our ambitions for global expansion. We believe this acquisition will put Poshmark in a better position to accelerate growth, scale internationally, and invest in our long-term growth strategies outside of the public markets, while creating new opportunities for our business, our community, and Team Posh.

5.	What does this mean for our community and how we serve them today? With NAVER based in South Korea, does Poshmark have plans to expand its marketplace there?

We believe our community will benefit greatly from the strong synergies between Poshmark and NAVER – from strengthening our ability to serve them with new innovation and unparalleled support to leveraging their significant resources and expertise to scale our community as it expands globally, all while staying true to our mission and values.

We will benefit from NAVER’S leading presence across Asia to expand our platform, elevate our product and user experience, and enter new markets. We have no new markets to announce at this time.

6.	How much is NAVER paying to acquire Poshmark? What is the premium to our stock price?

This transaction represents an equity value of approximately $1.6 billion and an enterprise value of approximately $1.2 billion. This represents a premium of 15% to Poshmark’s closing stock price as of October 3, 2022, a 34% premium to the 30-day volume weighted average price, and 48% premium to the 90-day volume weighted average price of Poshmark’s shares.

7.	When does the transaction close?

The transaction is expected to close by the first quarter of 2023, subject to customary closing conditions, including receipt of stockholder and regulatory approval, as well as other customary closing conditions. Until the transaction closes, we will remain an independent, publicly traded company, and it is business as usual at Poshmark. Everyone needs to stay focused on executing against our plan. We will continue to provide you with updates when available.

8.	Will there be layoffs or changes to our organization as a result of this transaction?

There are no layoffs planned. NAVER understands the importance of people in delivering a leading, world-class social marketplace experience. The talent and expertise of Team Posh was a key motivator for the acquisition and NAVER is excited to grow Poshmark. This means investing in and growing talent so that we accelerate our leadership and success globally.

9.	What does it mean to be a private company? Does this mean we are a private company today?

Being a private company with NAVER’S strategic support is very attractive for a number of reasons, including having greater flexibility on where, how and when we invest to afford us the time to strengthen our operations so that we deliver predictable, reliable growth and strong profit margins.

Private companies’ shares are not publicly traded. When the transaction closes, which we expect to occur by the first quarter of 2023, Poshmark’s stock will no longer be traded on Nasdaq and each shareholder will receive $17.90 per share in cash for each share of Poshmark common stock they own (though see below for what is happening to options and RSUs).

While we will be changing ownership, our mission, values and priorities remain unchanged. We should remain focused on executing our strategies and serving our community.

10.	Will there be any changes to our strategy?

NAVER is committed to supporting our mission to put people at the heart of commerce, empowering everyone to thrive. Importantly, until the transaction closes, which we expect to occur by the first quarter of 2023, it remains business as usual for all of us and we will continue to operate normally and independently.

11.	Does this transaction help our competitive position?

Poshmark’s autonomy coupled with NAVER’S resources will allow us to remain focused on innovation and serving our growing global community. We’ll continue to invest in innovation and product experiences that position Poshmark to lead the future of shopping.

12.	Is there a possibility the transaction does not happen?

While we expect the closing process to be smooth, the transaction is subject to a number of customary closing conditions, such as stockholder and regulatory approvals. It is important to remember that until the transaction closes, we remain a public company with all of the same public obligations. It is essential to keep our energy focused on our current business, strategies and priorities.

13.	In the event the deal does not go through, what is the future state for Poshmark?

NAVER and Poshmark are two separate companies and will continue to remain separate if the deal does not close.

14.	Upon closing of the transaction, who will lead Poshmark? Will there be management changes as a result of the transaction?

Poshmark’s talented leadership team was a big attraction to NAVER and they are incredibly excited for the Poshmark leadership team to continue on. Manish Chandra will continue to lead Poshmark as CEO. Our executive team (E-Team) will also continue to serve in their current roles. Until the transaction closes, which we expect to occur by the first quarter of 2023, it remains business as usual for Team Posh and we will continue to operate normally and independently.

EMPLOYEE COMPENSATION + BENEFITS

15.	Should Poshmark employees expect any change to their current benefits?

We expect to maintain our current benefits programs and are not currently planning any changes as a result of this transaction.

16.	I am a Poshmark incentive equity holder. What happens to my vested and unvested equity awards?

Your RSUs and options will be treated as follows:

•	Before the transaction closes

•

Shares you receive upon exercise of vested options and upon settlement of vested RSUs can continue to be traded normally. If you are not subject to a trading restriction, you may sell any vested shares prior to closing of the deal.

•

Unvested RSUs and unvested options will continue to vest in the normal course and you will be permitted to exercise any options that become vested, subject to our trading policy. If you are not subject to a trading restriction, you may sell any shares received upon exercise of options or settlement of RSUs after they vest.

•	At the close of the transaction

•

Vested and unexercised options will be cashed out, which means that any vested and outstanding options you hold will be exchanged for cash equal to the number of vested and unexercised options you hold times the positive difference between $17.90 and the exercise price of your option (if any). If the exercise price of any options you hold is equal to or in excess of $17.90, your options (whether vested or unvested) will be canceled for no consideration.

•

Unvested RSUs and unvested options will be converted into restricted cash payments at the deal price (i.e., the same price you would receive if your options or RSUs were vested on the closing date) and will be payable in installments over the same vesting schedule that applies to your RSUs or options, subject to your continued employment with Poshmark through each vesting date.

17.	Will Poshmark provide tax guidance as part of this transaction?

None of the responses in this Q&A are intended to constitute tax or legal advice. We encourage you to discuss this announcement with your personal tax and legal advisors to understand the implications of this announcement to your personal financial and tax circumstances.

18.	Can I trade Poshmark stock during the open periods prior to the closing of the transaction?

Our normal trading policies and trading windows will continue. Under Poshmark’s Insider Trading Policy, a regular quarterly blackout period is currently in effect, which means you cannot trade stock until the blackout period ends. We will notify the full team when the blackout period is over.

19.	What will happen to the employee stock purchase plan (“ESPP”)?

With respect to the current offering period, which began on June 6, 2022, the Poshmark, Inc. 2021 ESPP will continue to operate as usual. The purchase date for the current offering will be the earlier of (i) December 2, 2022 or (ii) no later than three business days immediately preceding the closing date of the acquisition (such date, the “ESPP Termination Date”). There will be no new offering periods after the end of the current offering period and the Poshmark ESPP will terminate as of the ESPP Termination Date.

20.	Can I enroll in the ESPP or increase my contribution now?

No, enrollment for the ESPP is closed and you will not be able to increase your rate of payroll contributions to the ESPP or make any separate contributions to the ESPP.

21.	Will there be retention bonuses for us as part of the acquisition?

There will be no immediate changes to Poshmark’s compensation plans. Retaining talent is a critical enabler to Poshmark’s strategy and our compensation plans will continue to reflect this through the sign to close period. If there are any changes, we will communicate them to you.

22.

Due to the acquisition, are any promotions, merit increases or changes to compensation/raises put on hold in the short term? If so, until when? If not, is there a formal cycle (for example, wait until 2023 Focal) or off-cycle adjustment period?

There will be no immediate changes to Poshmark’s compensation and Focal plans. Retaining talent is a critical enabler to Poshmark’s strategy and our compensation plans will continue to reflect this through the sign to close period. If there are any changes, we will communicate them to you.

EMPLOYEE GUIDANCE

23.	What can I say publicly about this deal?

Today, we issued a press release describing the details of the proposed acquisition. As a company, we will not be commenting publicly on the details of the proposed acquisition beyond what we share today and what we will be filing with the SEC, until the transaction is complete. We understand this is an exciting development for Team Posh and you may want to talk to your friends and family about it. Any information that has been shared publicly is okay to share with your friends and family, including the press release and blog post.

24.	Where can I learn more about NAVER?

You can learn more about NAVER at our upcoming All Hands and we will be inviting Choi Soo-yeon, NAVER’s CEO, to join us at an upcoming Posh Voices. In the meantime, you can check them out at https://www.navercorp.com/.

25.	What do I do if I’m contacted by a member of the news media about the transaction?

If you receive any news media inquiries, in any form, please do not comment or respond and please forward to our PR alias at pr@poshmark.com.

26.	Who do I contact with questions? Where can I go for more information?

Please reach out to your E-Team leader for any further questions.

Additional Information and Where to Find It

In connection with the proposed transaction between Poshmark (the “Company”) and NAVER Corporation (“Naver”), the Company will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s investor relations website at investors.poshmark.com or by contacting the Company’s investor relations department at the following: IR@Poshmark.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 29, 2022, and will be included in the Proxy Statement (when available). Company stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Company directors and executive officers in the proposed transaction, which may be different than those of Company stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company and Naver, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the proposed transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including with respect to the approval of the Company’s stockholders; (iii) potential delays in consummation the proposed transaction; (iv) the ability of the Company to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and the current conflict between the Russian Federation and Ukraine on the Company’s business and general economic conditions; (vii) the Company’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (xi) the ability of the Company to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting the Company’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which the Company operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Company’s most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. The forward-looking statements included herein are made only as of the date hereof. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.